EXHIBIT 99


FOR IMMEDIATE RELEASE - March 13, 2000


CONTACT:  Linda A. Pleiman
          Manager - Investor Relations
          NS Group, Inc.
          (606) 292-6809


PRESIDENT OF NEWPORT STEEL RETIRES


Newport, Kentucky - NS Group, Inc. announced today the retirement of Ronald R. Noel as President of Newport Steel effective March 31, 2000. Mr. Noel, one of the original founders of Newport Steel, played an important role in orchestrating the re-opening of the shuttered facility in 1981. His experience and many years of dedication contributed significantly to the success of Newport Steel and to the success of NS Group, Inc. Mr. Noel is 59 years old.

Rene J. Robichaud, President and CEO of NS Group, Inc., stated that he will assume the position of President of Newport Steel until a successor is named.

NS Group, Inc. is a leading producer of tubular products serving the energy industry and certain industrial markets. The Company manufactures seamless and welded tubular steel products which are used in the drilling and exploration as well as the transmission of oil, natural gas and other fluids. The Company's energy products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol: NSS. The Company is headquartered in Newport, Kentucky.